Exhibit (a)(9)
[First Bankers Trust Services, Inc., Letterhead]
IMMEDIATE ATTENTION REQUIRED
October 15, 2009
Re: Greenville Federal Financial Corporation Tender Offer
Dear Participant in the Greenville Federal Financial Corporation Employee Stock Ownership Plan:
     Enclosed are tender offer materials and a Direction Form that require your immediate attention. They describe matters directly affecting your participant account in the Greenville Federal Financial Corporation Employee Stock Ownership Plan (the “ESOP”). Read all the materials carefully. You will need to complete the enclosed Direction Form and return it in the postage paid envelope provided. THE DEADLINE FOR RECEIPT OF YOUR COMPLETED DIRECTION FORM IS 5:00 P.M. EASTERN STANDARD TIME/ 4:00 P.M. CENTRAL STANDARD TIME, THURSDAY, NOVEMBER 5, 2009 (UNLESS EXTENDED). YOU SHOULD COMPLETE THE FORM AND RETURN IT EVEN IF YOU DECIDE NOT TO PARTICIPATE IN THE TRANSACTION DESCRIBED IN THE MATERIALS.
     The remainder of this letter summarizes the transaction and your rights and alternatives under the ESOP, but you also should review the more detailed explanation provided in the other materials provided to you with this letter.
BACKGROUND
     Greenville Federal Financial Corporation (the “Company”), the parent corporation of Greenville Federal, has made an offer (the “Offer”) to purchase up to 200,000 shares of its common stock. The objectives of the purchase, and financial and other information relating to the Offer, are described in detail in the enclosed Offer to Purchase, which is being provided to all stockholders of the Company. As described in more detail in the Offer to Purchase, the shares will be purchased at a price not less than $6.50 per share and not greater than $7.50 per share, net to the seller in cash, without interest. Stockholders will be able to designate a price within that range at which they are willing to sell their shares in the Offer. The Company will select the lowest purchase price (in increments of $.25) that will allow it to purchase 200,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the Offer will be acquired at the same price regardless of whether the stockholders tendered at a lower price. If there is an excess of shares tendered over the exact number desired by the Company, shares tendered pursuant to the Offer may be subject to proration, as described in the Offer to Purchase. Any shares attributable to your account that are not purchased in the Offer will remain allocated to your account under the ESOP.

     The enclosed Offer to Purchase sets forth the objectives, terms and conditions of the Offer and is being provided to all of the Company’s stockholders. To understand the Offer fully, you should carefully read the entire Offer to Purchase.
     As a participant in the ESOP, you may direct the ESOP Trustee, First Bankers Trust Services, Inc., whether or not to tender the shares that are allocated to your ESOP Account. If you elect to have the Trustee tender these shares, you also are entitled to specify the price or prices at which they should be tendered.
     To assure the confidentiality of your direction, participant directions will be tabulated by the ESOP Trustee. You will note from the enclosed envelope that your Direction Form is to be returned to the Trustee. (The members of the Company’s ESOP Committee will, however, be aware of changes to your ESOP account that result from the Company’s purchase of your shares in the Offer as such information is necessary for the ESOP Committee’s performance of its duties as Plan Administrator.)
     If you do not timely and properly submit a Direction Form, none of your shares in the ESOP will be tendered.
LIMITATIONS ON FOLLOWING YOUR DIRECTION
     The enclosed Direction Form allows you to specify the percentage of the shares attributable to your account that you wish to tender and the price or prices at which you want to tender shares attributable to your account. As detailed below, when the Trustee tenders shares on behalf of the ESOP, it may be required to tender shares on terms different than those set forth on your Direction Form.
     The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits the sale of Company stock to the Company for less than “adequate consideration.” For companies, like the Company, whose stock is not traded on a national securities exchange, “adequate consideration” is a price that accurately reflects the market value of the shares, which may be based on recent trades in the shares or the bid and asked prices. The Trustee will make the final determination as to whether participants’ directions will be followed taking into account the market value of the Company’s shares at the time the shares are to be tendered. Accordingly, depending on the prevailing market price of the Company’s shares on such date, the Trustee will tender or not tender shares as follows:
•	If the prevailing market price is greater than the maximum tender price offered by the Company ($7.50 per share), notwithstanding your direction to tender shares in the Offer, the shares will not be tendered.

•	If the prevailing market price is lower than the price at which you direct shares to be tendered, notwithstanding the lower closing market price, the Trustee will follow your direction both as to percentage of shares to tender and as to the price at which such shares are tendered.

•	If the prevailing market price is greater than the price at which you direct the shares be tendered but within the range of $6.50 to $7.50, the Trustee will follow your direction regarding the percentage of shares to be tendered but will increase the price at which such shares are to be tendered to the lowest tender price that is not less than prevailing market price.

•	If the prevailing market price is within the range of $6.50 to $7.50, for all shares directed to be tendered at the “per share purchase price to be determined pursuant to the tender offer,” the Trustee will tender such shares at the lowest tender price that is not less than the prevailing market price.
     Unless otherwise required by applicable law, the Trustee will not tender shares for which it has received no direction, or for which it has received a direction not to tender. NONE OF THE TRUSTEE, THE COMPANY, THE BOARD OF DIRECTORS, THE ESOP COMMITTEE, THE DEALER MANAGER AND INFORMATION AGENT OR ANYONE ELSE AFFILIATED WITH THE COMPANY OR THE ESOP MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD DIRECT THE TENDER OF SHARES OR REFRAIN FROM DIRECTING THE TENDER OF SHARES. YOU MUST MAKE YOUR OWN DECISION.
PROCEDURE FOR DIRECTING THE TRUSTEE
     A Direction Form for making your direction is enclosed. You must complete this form and return it in the enclosed envelope in time to be received no later than 5:00 p.m. Eastern Standard Time/4:00 p.m. Central Standard Time, on Thursday, November 5, 2009 (unless the Offer is extended or amended). If your form is not received by this deadline, or if it is not fully and properly completed, the shares in your ESOP account will not be tendered.
     To properly complete your Direction Form, you must do the following:
     (1) On the face of the form, check Box 1 or 2. CHECK ONLY ONE BOX.
•	CHECK BOX 1 if you do not want the shares presently allocated to your ESOP Account tendered for sale at any price and simply want the Trustee to continue holding such shares allocated to your Account.

•	CHECK BOX 2 in all other cases and complete the table immediately below Box 2. (You should not complete the table if you checked Box 1).

You may direct the tender of shares attributable to your account at different prices. To do so, you must state the percentage (in whole numbers) of shares to be sold at each price by filling in the percentage of such shares on the line immediately before the price. Also, you may elect to accept the per share purchase price to be determined pursuant to the Offer, which will result in receiving a price per share as low as $6.50 per share or as high as $7.50 per share. Leave a line blank if you want no shares tendered at that price. The total of the percentages you provide on the Direction Form may not exceed 100%, but it may be less than 100%. If this amount is less than 100%, you will be deemed to have instructed the Trustee NOT to tender all of the shares attributable to your account.
     (2) Turn the Direction Form over, and date and sign it in the spaces provided.
     (3) Return the Direction Form in the included postage prepaid envelope so that it is received by the Trustee no later than 5:00 p.m. Eastern Standard Time/4:00 p.m. Central Standard Time, on Thursday, November 5, 2009 (unless this deadline is extended or amended). Be sure to return the form even if you decide not to have the Trustee tender any shares. No directions via facsimile, e-mail or phone will be accepted.
     Your direction will be deemed irrevocable unless withdrawn by 5:00 p.m. Eastern Standard Time/4:00 p.m. Central Standard Time, on Thursday, November 5, 2009 (unless the Offer is extended or amended). To be effective, a notice of withdrawal of your direction must be in writing and must be received by the Trustee at the following address by the deadline:
First Bankers Trust Services, Inc.
2321 Kochs Lane
Quincy, IL 62305
In order to make an effective withdrawal, you must submit a new Direction Form, which may be obtained by calling First Bankers Trust Services, Inc. at (217) 228-8063. Upon receipt of a new Direction Form, your previous direction will be deemed canceled. You may direct the re-tendering of any shares attributable to your ESOP account by obtaining an additional Direction Form and repeating the previous instructions for directing the tender as set forth in this letter. You may not withdraw your direction by facsimile, e-mail or phone.
     After the deadline for returning the Direction Form to the Trustee, the Trustee will complete the tabulation of all directions and tender the appropriate number of shares on behalf of the ESOP.
     The preferential treatment of holders of fewer than 100 shares, as described in the Offer to Purchase, will not apply to ESOP participants, regardless of the number of shares held within their ESOP accounts. Likewise, the conditional tender of shares, as described in the Offer to Purchase, will not apply to ESOP participants.

INVESTMENT OF TENDER OFFER PROCEEDS
     For any ESOP shares that are tendered and purchased by the Company, the Company will pay cash to the ESOP. PARTICIPANTS IN THE ESOP WILL NOT RECEIVE ANY CASH TENDER OFFER PROCEEDS DIRECTLY. ALL CASH PROCEEDS FROM THE TENDER WILL REMAIN IN THE ESOP AND ALLOCATED TO THE APPROPRIATE ACCOUNTS OF PARTICIPANTS WHOSE SHARES WERE TENDERED. The Trustee and the Company’s ESOP Committee, as Plan Administrator, then will determine whether to reinvest in shares of the Company’s stock or in alternative investments, being guided by the ESOP’s terms and the trust agreement, and subject to the limitations of ERISA. At present, it is anticipated that the cash proceeds for any stock purchased in the Offer will be allocated to your ESOP Account and invested in deposits of principal preservation, such as certificates of deposit or money market accounts. You may not direct the investment of the cash proceeds held by the ESOP. Please be advised that to the extent that common stock is tendered and converted to cash, you will no longer be eligible to receive cash dividends paid on such ESOP shares sold, you will not participate in any appreciation or depreciation in the future market value of the common stock sold, and you will no longer be able to vote the shares sold. Future allocations of common stock may be made to your ESOP account in accordance with the terms of the ESOP.
     No gain or loss will be recognized by the ESOP or ESOP participants for federal income tax purposes in connection with the tender or sale of shares held in the ESOP.
SHARES OUTSIDE THE ESOP
     If you hold shares of Company stock outside the ESOP, you will receive Offer materials to be used to tender those shares. Those materials may not be used to direct the Trustee to tender or not tender the shares attributable to your ESOP account, and the Direction Form may not be used to tender or not tender the shares you hold outside the ESOP.
FURTHER INFORMATION
     Although Keefe, Bruyette & Woods, Inc. also has no recommendation and cannot advise you what to do, its representatives are prepared to answer any question that you may have on the procedures involved in the Offer and your direction. Keefe, Bruyette & Woods, Inc. can also help you complete your Direction Form.
     For this purpose, you may contact Keefe, Bruyette & Woods, Inc. at the following toll-free number:
Keefe, Bruyette & Woods, Inc.
(877) 298-6520
     Please consider this letter and the enclosed materials carefully and then return your Direction Form promptly.
Sincerely,
First Bankers Trust Services, Inc.

DIRECTION FORM
GREENVILLE FEDERAL FINANCIAL CORPORATION TENDER OFFER
*BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY
THE ACCOMPANYING OFFER TO PURCHASE AND LETTER TO PARTICIPANTS
IN THE ESOP*
PLEASE NOTE THAT IF YOU DO NOT SEND IN A PROPERLY COMPLETED, SIGNED DIRECTION FORM, OR IF SUCH DIRECTION FORM IS NOT RECEIVED BY 5:00 P.M. EASTERN STANDARD TIME/4:00 P.M. CENTRAL STANDARD TIME, ON THURSDAY, NOVEMBER 5, 2009, UNLESS THE TENDER OFFER IS EXTENDED, THE SHARES ATTRIBUTABLE TO YOUR ESOP ACCOUNT WILL NOT BE TENDERED IN ACCORDANCE WITH THE TENDER OFFER, UNLESS OTHERWISE REQUIRED BY LAW.
First Bankers Trust Services, Inc. (the “Trustee”), makes no recommendation to any participant in the Greenville Federal Financial Corporation Employee Stock Ownership Plan (the “ESOP”) as to whether to tender or not to tender, or at which prices.
This Direction Form, if properly signed, completed and received by the Trustee in a timely manner, will supersede any previous Direction Form.

Date

Please Print Name

Signature
As of October 15, 2009, the number of shares attributable to your account under the ESOP is:                                          .
In connection with the Offer to Purchase made by Greenville Federal Financial Corporation, dated October 15, 2009, I hereby instruct the Trustee to tender the shares attributable to my ESOP account as of November 16, 2009, unless a later deadline is announced, as follows (check only one box and complete):

(CHECK BOX # 1 OR #2)
☐ 1.	Please refrain from tendering and continue to HOLD all shares attributable to my ESOP account.
☐ 2.	Please TENDER shares attributable to my ESOP account in the percentage indicated below for each of the prices provided. A blank space before a given price will be taken to mean that no shares attributable to my account are to be tendered at that price. FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX #2.
Percentage of Shares to be Tendered
The total of all percentages must be less than or equal to 100%. If the total is less than 100%, you will be deemed to have directed the Trustee NOT to tender the remaining percentage.
                    % at $6.50                               % at $6.75                               % at $7.00
                    % at $7.25                               % at 7.50                               % at TBD**

**	By entering a percentage on the % line at TBD, the undersigned is willing to accept the purchase price resulting from the Offer for the percentage of shares elected. This could result in receiving a price per share as low as $6.50 or as high as $7.50.